Exhibit 99.1

VF Corporation Aligns with Engaged Capital and Appoints Caroline Brown to Board

DENVER – February 13, 2024 – VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, today announced the appointment of Caroline Brown to the company’s Board of Directors, effective February 14, 2024. This appointment follows constructive engagement with VF’s shareholders, including Engaged Capital, LLC (“Engaged Capital”). VF also intends to appoint to the Board another independent director in the near term mutually agreed with Engaged Capital, and will give priority to considering the candidates who have been identified by Engaged Capital (the “Additional Director”). VF expects Ms. Brown and the Additional Director will be nominated at VF’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and at the conclusion of the Annual Meeting, VF’s Board will comprise 13 directors, including no more than 11 of VF’s current directors.

Ms. Brown is an accomplished executive, director, investor and advisor with more than 30 years of experience at global companies in the apparel and fashion sector.

From 2019 to 2023, she was a Managing Director at Closed Loop Partners, a New York-based investment firm and innovation center focused on the development of the circular economy, where she led the firm’s fashion practice. Ms. Brown previously served as Chief Executive Officer of Donna Karan International (DKI) and DKNY from 2015 to 2017. During that time, she led a transformation of DKI, elevating product design, modernizing brand identity, overseeing organizational structure realignments and supply chain consolidations. She led the company through the sale from LVMH to G-III Apparel Group. Prior to DKI, Brown was President of Carolina Herrera, a luxury fashion house owned by PUIG, where she led evolution in product development, brand architecture and international expansion. Prior to that, she served as the U.S. Chief Executive Officer of Akris, Inc., a Swiss-based luxury fashion brand. Ms. Brown began her career at Giorgio Armani, where she spent over a decade in marketing and communications leadership roles.

Ms. Brown has served on numerous boards of innovative companies in the fashion industry including EILEEN FISHER, Browzwear, Dimpora, By Rotation, For Days, and others. She is a member of the MIT Sloan Sustainability Initiative Advisory Board and is an Advisor to the Martin Trust Center for Entrepreneurship at the MIT Sloan School of Management.

“We are excited to welcome Caroline to the VF Board,” said Chair of the VF Board, Richard Carucci. “Caroline is highly respected in the apparel industry, with a proven track record of turning around, scaling and transforming global brands, and her insights will be valuable as the company continues to execute its Reinvent strategy.”

“I’m honored to be joining VF’s Board and look forward to working with management and my fellow directors at this important moment for the company,” said Brown. “Having worked on the leadership and investment sides of the apparel and fashion industry, I recognize the tremendous potential of VF’s portfolio of beloved brands. I believe VF has what it needs to return to strong and sustainable profitable growth, and I look forward to capitalizing on my experience to help the company deliver enhanced value for shareholders over time.”

This appointment is another step in VF’s continuous refreshment of the Board. With this appointment, VF has added four new directors to its Board within the past two years (five following the appointment of the Additional Director), expanding the Board’s experience in footwear and apparel, retail, design, technology and sustainability.

Mr. Carucci continued, “We appreciate the constructive input provided by Engaged Capital over the past several months and look forward to continuing our dialogue with Engaged Capital and other shareholders as we continue improving the company’s performance.”

Glenn W. Welling, Founder and CIO of Engaged Capital, said, “We are excited that the Board has added Caroline Brown, who will bring a wealth of apparel experience to the boardroom. We look forward to continuing to work collaboratively with Caroline and the rest of the Board on the appointment of the Additional Director. We believe these appointments will help support Bracken Darrell and the management team as they lead the turnaround of this iconic portfolio of brands.”

About VF Corporation

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-Looking Statements

Certain statements included in this press release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s ability to execute its transformation and other business strategies, such as the Reinvent transformation program and VF’s previously announced strategic portfolio review, VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF does not guarantee that the events described will happen as described (or that they will happen at all). VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: VF’s ability to execute its transformation and other business strategies, such as the Reinvent transformation program, including cost reduction and productivity initiatives and the update and maintenance of an agile and efficient operating model and organizational structure; and the structure, terms and timing of any transaction resulting from VF’s previously announced strategic portfolio review and whether it will be completed. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Media Contact

Colin Wheeler

Vice President, Corporate Communications

colin_wheeler@vfc.com

Investor Contact

Allegra Perry

Vice President, Investor Relations

ir@vfc.com